EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OraSure Technologies, Inc.:

We consent to the use of our reports dated March 12, 2015, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania

December 11, 2015